Exhibit 99.1

GlobalSCAPE, Inc. Named Best Place to Work in San Antonio for Fifth Time
Tech Company is Recognized by the San Antonio Business Journal

SAN ANTONIO – June 6, 2016 – GlobalSCAPE, Inc. (NYSE MKT: GSB), a pioneer and worldwide leader in the secure and reliable exchange of business information, has been recognized by the San Antonio Business Journal as one of 2016's Best Places to Work. Globalscape has been honored with this accolade for the fifth time, having previously been selected as one of San Antonio’s Best Places to Work in 2010, 2011, 2012 and 2015.

This year’s Best Places to Work award named Globalscape within the midsized company category, which includes companies with 50 to 99 San Antonio-based employees. Globalscape has well in excess of 100 employees; however this award specifically seeks the feedback of the San Antonio-based staff.

The Best Places to Work award recognizes companies that create a positive work environment that fosters respect, comfort and engagement of its employees. Winners are selected based on employee feedback received from a confidential questionnaire conducted by Quantum Workplace with questions related to teamwork, leadership, benefits and work engagement. This year, 61 companies were recognized in the San Antonio area, with only 10 of those identified in the mid-sized company category, including Globalscape.

The full list of winners can be found here, and the order of winners will be announced and honored during an awards luncheon on July 14 at the Norris Conference Center. Winners will also be featured in the July 15 issue of the San Antonio Business Journal.

SUPPORTING QUOTES:
Andrea Farmer, Vice President of Human Resources at Globalscape
“For the past two decades, Globalscape has actively played a role in San Antonio’s development as an emerging technology leader. We’re honored to be recognized as one of the city’s best places to work by the San Antonio Business Journal. This award highlights that our ongoing efforts to create a rewarding and engaging work environment are appreciated by our entire staff, and that we continue to contribute back to the larger San Antonio tech community.”

About Globalscape
GlobalSCAPE, Inc. (NYSE MKT: GSB) is a pioneer in the reliable exchange of mission-critical business data and intellectual property. Globalscape’s leading enterprise suite of solutions delivers military-proven security for achieving best-in-class control and visibility of data across multiple locations. Founded in 1996, Globalscape’s software and services are trusted by tens of thousands of customers worldwide, including global enterprises, governments, and small and medium enterprises. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," “expect,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2015 fiscal year, filed with the Securities and Exchange Commission on March 3, 2016.

GLOBALSCAPE PRESS CONTACT
Contact: Ciri Haugh
Phone Number: +1 (210) 308-8267
Email: PR@globalscape.com

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